Exhibit 24

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director of TrustCo Bank Corp NY, a New York corporation (the “Company”), hereby constitutes and appoints Michael M. Ozimek and Robert M. Leonard, and each of them, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign the Annual Reports on Form 10-K for the year ended December 31, 2015, and any amendments thereto, each in such form as they or any one of them may approve, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand on this 19th day of January, 2016.

/s/ Robert A. McCormick	/s/ Robert J. McCormick
Robert A. McCormick	Robert J. McCormick

/s/ Thomas O. Maggs	/s/ William D. Powers
Thomas O. Maggs	William D. Powers

/s/ Dr. Anthony J. Marinello	/s/ William J. Purdy
Dr. Anthony J. Marinello	William J. Purdy

/s/ Dennis A. De Gennaro
Dennis A. De Gennaro